For more information contact: Bruce Kay Markel Corporation 804-747-0136 bkay@markelcorp.com

FOR IMMEDIATE RELEASE

MARKEL REPORTS 2013 FINANCIAL RESULTS

Richmond, VA, February 10, 2014 --- Markel Corporation (NYSE: MKL) reported diluted net income per share of $22.48 for the year ended December 31, 2013 compared to $25.89 in 2012. The combined ratio was 97% in both 2013 and 2012. Book value per common share outstanding increased 18% to $477.16 at December 31, 2013 from $403.85 at December 31, 2012. Over the five-year period ended December 31, 2013, compound annual growth in book value per common share outstanding was 17%.

Alan I. Kirshner, Chairman and Chief Executive Officer, commented, “We have a lot to be proud of in 2013. Our operating revenues increased 44% to $4.3 billion, which reflects solid growth across our insurance, investing and Markel Ventures operations. Our acquisition of Alterra played a significant role in helping us attain these results. Over the past five years, we achieved double-digit, compounded growth in book value per share. We continue to focus on growth opportunities, most recently completing the acquisition of Abbey Protection plc in January 2014. 2013 has been both a challenging and rewarding year, and it wouldn't have been possible without the hard work and dedication of each of our associates and the support of our shareholders.”

On May 1, 2013 (the Acquisition Date) we completed the acquisition of Alterra Capital Holdings Limited (Alterra). Total purchase consideration was $3.3 billion. Alterra was a Bermuda-headquartered global enterprise providing diversified specialty insurance and reinsurance products to corporations, public entities and other property and casualty insurers. Our results include the results of Alterra since the Acquisition Date.

The following tables present selected financial data from 2013 and 2012.

	Years Ended December 31,
(in thousands, except per share amounts)	2013	2012
Net income to shareholders	$281,021	$253,385
Comprehensive income to shareholders	$459,489	$503,802
Weighted average diluted shares	12,586	9,666
Diluted net income per share	$22.48	$25.89

(in thousands, except per share amounts)	December 31, 2013	December 31, 2012
Book value per common share outstanding	$477.16	$403.85
Common shares outstanding	13,986	9,629

The increase in net income to shareholders during 2013 was driven by more favorable underwriting results and higher investment income, partially offset by higher income tax expense compared to 2012. The decrease in diluted net income per share during 2013 was due to the increase in weighted average diluted shares outstanding, which is attributable to shares issued in connection with the acquisition of Alterra.

Comprehensive income to shareholders for 2013 was $459.5 million compared to $503.8 million in 2012. The decrease was due to a less favorable change in net unrealized gains on investments, partially offset by higher net income to shareholders in 2013 compared to 2012.

	Combined Ratio Analysis
	Years Ended December 31,
	2013	2012
Excess and Surplus Lines	80%	94%
Specialty Admitted	97%	108%
London Insurance Market	88%	89%
Alterra	118%	—%
Consolidated	97%	97%

The consolidated combined ratio was 97% in both 2013 and 2012. In 2013, a lower current accident year loss ratio and lower expense ratio were offset by a less favorable prior accident years' loss ratio compared to 2012.

The decrease in the consolidated current accident year loss ratio was due in part to the impact of catastrophes in 2012 and improved underwriting results within our Specialty Admitted segment in 2013 compared to 2012, partially offset by an unfavorable impact from Alterra's current year losses. The 2012 combined ratio included $107.4 million, or five points, of underwriting loss from Hurricane Sandy which occurred during October 2012.

The 2013 combined ratio included $411.1 million of favorable development on prior years' loss reserves compared to $399.0 million in 2012. Favorable development on prior years' loss reserves in 2013 included $20.8 million of favorable development on Hurricane Sandy. The benefit of the favorable development on prior years' loss reserves had less of an impact on the combined ratio in 2013 compared to 2012 due to higher earned premium volume in 2013.

The decrease in the consolidated expense ratio in 2013 reflected higher earned premiums in our Excess and Surplus Lines, Specialty Admitted and London Insurance Market segments in 2013 compared to 2012. The impact of transaction and other acquisition-related costs incurred by the Alterra segment in 2013 was offset by the impact of prospective adoption of Financial Accounting Standards Board Accounting Standards Update No. 2010-26, Accounting for Costs Associated with Acquiring or Renewing Insurance Contracts (ASU No. 2010-26), in 2012. Underwriting, acquisition and insurance expenses included transaction and other acquisition-related costs of $75.1 million in 2013, or two points on the combined ratio. Excluding transaction and other acquisition-related costs incurred in 2013, the inclusion of the results of operations of Alterra had a favorable impact on the expense ratio, as the Alterra segment has a lower expense ratio than we historically have had. The prospective adoption of ASU No. 2010-26 increased our underwriting, acquisition and insurance expenses by $43.1 million in 2012, or two points on the combined ratio. Likewise, the 2012 combined ratios of the Excess and Surplus Lines, Specialty Admitted and London Insurance Market segments each included two points of underwriting, acquisition and insurance expenses related to the prospective adoption of ASU No. 2010-26.

The Excess and Surplus Lines segment's combined ratio for 2013 was 80% compared to 94% (including five points of underwriting loss related to Hurricane Sandy) in 2012. The decrease in the 2013 combined ratio was due to a lower current accident year loss ratio, more favorable development of prior years' loss reserves and a lower expense ratio compared to 2012. The improvement in the current accident year loss ratio in 2013 reflected the impact of losses related to Hurricane Sandy in 2012. The Excess and Surplus Lines segment's 2013 combined ratio included $229.9 million of favorable development on prior years' loss reserves compared to $181.4 million in 2012. The redundancies on prior years' loss reserves experienced within the Excess and Surplus Lines segment in 2013 and 2012 were primarily on our casualty programs. The improvement in the expense ratio in 2013 was due to the impact of the prospective adoption of ASU No. 2010-26 in 2012 and higher premium volume and lower general expenses in 2013 compared to 2012.

The Specialty Admitted segment's combined ratio for 2013 was 97% compared to 108% (including three points of underwriting loss related to Hurricane Sandy) in 2012. The decrease in the 2013 combined ratio was primarily due to a lower current accident year loss ratio compared to 2012. The lower current accident year loss ratio in 2013 reflected more favorable rates on our workers' compensation business and a higher proportion of non-California workers' compensation business (which carries a lower loss ratio than California workers' compensation business) during 2013 compared to 2012. Also contributing to the lower current accident year loss ratio in 2013 was the contribution of premium from Hagerty Insurance Agency and Hagerty Classic Marine Insurance Agency (collectively, Hagerty), which carries a lower loss ratio than the rest of the Specialty Admitted segment. In January 2013, we acquired Essentia Insurance Company, a company that underwrites insurance exclusively for Hagerty throughout the United States. We also experienced improved underwriting performance within our Specialty Programs division across several product lines. The 2013 expense ratio for the Specialty Admitted segment was impacted by commission expense on the Hagerty business, which has a higher overall commission rate than the rest of the Specialty Admitted segment. The impact of the Hagerty commission expense on the 2013 expense ratio was offset by the impact of the prospective adoption of ASU No. 2010-26 on the 2012 expense ratio.

The London Insurance Market segment's combined ratio for 2013 was 88% compared to 89% (including six points of underwriting loss related to Hurricane Sandy) in 2012. The impact of Hurricane Sandy on the 2012 combined ratio was offset by less favorable development of prior years' loss reserves in 2013 compared to 2012. The London Insurance Market segment's 2013 combined ratio included $141.6 million of favorable development on prior years' loss reserves compared to $192.0 million in 2012. The redundancies on prior years' loss reserves experienced within the London Insurance Market segment in 2013 and 2012 occurred in a variety of programs across each of our divisions. In 2013, prior year redundancies included $20.0 million of favorable development on the 2001 and prior accident years, compared to $39.1 million in 2012.

Following the acquisition of Alterra on May 1, 2013, we have included the underwriting results of Alterra in the Alterra segment. The Alterra segment's combined ratio for the period from May 1, 2013 to December 31, 2013 was 118%, which included transaction and other acquisition-related costs of $75.1 million, or nine points on the combined ratio. The loss ratio for the Alterra segment included $25.5 million, or three points, of underwriting loss related to catastrophes that occurred during 2013 and was unfavorably impacted by applying our more conservative loss reserving philosophy to Alterra's current year loss reserves.

The Other Insurance (Discontinued Lines) segment produced an underwriting loss of $30.4 million for the year ended December 31, 2013 compared to an underwriting loss of $21.3 million in 2012. The underwriting loss in 2013 included $28.4 million of loss reserve development on asbestos and environmental exposures resulting from our annual third quarter review of these exposures, compared to $31.1 million in 2012. Adverse development of asbestos and environmental reserves in 2012 was partially offset by favorable movements in prior years' loss reserves and allowances for reinsurance bad debt related to discontinued lines of business originally written by Markel International. The Other Insurance (Discontinued Lines) segment also included other revenues of $1.1 million and other expenses of $28.1 million for the year ended December 31, 2013 related to the life and annuity reinsurance business which was acquired as part of the Alterra transaction on May 1, 2013. This business is in run-off and we are not writing any new life and annuity reinsurance contracts. The life and annuity benefit reserves on existing obligations are recorded on a discounted present value basis using assumptions that were determined at the Acquisition Date. The accretion of this discount is included in other expenses. Other revenues attributable to the life and annuity book included in this segment represent ongoing premium adjustments on existing contracts.

Beginning in 2014, we will monitor and report our ongoing underwriting operations in the following three segments: U.S. Insurance, International Insurance and Global Reinsurance. The U.S. Insurance segment will include all direct business and facultative placements written by our insurance subsidiaries domiciled in the United States. The International Insurance segment will include all direct business and facultative placements written by our insurance subsidiaries domiciled outside of the United States, including our syndicates at Lloyd's. The Global Reinsurance segment will include all treaty reinsurance written across the Company. Results for lines of business discontinued prior to, or in conjunction with, acquisitions will continue to be reported as the Other Insurance (Discontinued Lines) segment.

	Premium Analysis
	Years Ended December 31,
	Gross Written Premiums		Earned Premiums
(dollars in thousands)	2013	2012	2013	2012
Excess and Surplus Lines	$1,070,520	$956,273	$856,629	$793,159
Specialty Admitted	899,996	669,692	744,993	588,758
London Insurance Market	914,480	887,720	781,637	765,216
Alterra	1,035,190	—	848,317	—
Other Insurance (Discontinued Lines)	40	(4)	40	(5)
Total	$3,920,226	$2,513,681	$3,231,616	$2,147,128

Gross written premiums for 2013 increased 56% compared to 2012. The increase in gross premium volume was primarily attributable to the inclusion of premiums written by the Alterra segment from May 1, 2013, as well as higher gross premium volume in the Specialty Admitted and Excess and Surplus Lines segments. Gross premium volume in the Specialty Admitted segment increased 34% in 2013. The Specialty Admitted segment included $194.7 million of gross written premiums from Hagerty in 2013, which we began writing in the first quarter of 2013. Gross premium volume in our Excess and Surplus Lines segment increased 12% due in part to the impact of more favorable rates and improving economic conditions. Foreign currency exchange rate movements did not have a significant impact on gross premium volume in 2013 or 2012.

During 2012 and 2013, we have generally seen low to mid-single digit favorable rate changes in many of our product lines as market conditions improved and revenues, gross receipts and payrolls of our insureds were favorably impacted by improving economic conditions; however, during the fourth quarter of 2013, we began to experience softening prices on our catastrophe exposed property product lines and in our reinsurance book. We will continue to pursue price increases in 2014 when possible; however, when we believe the prevailing market price will not support our underwriting profit targets, the business is not written. As a result of our underwriting discipline, gross premium volume may vary when we alter our product offerings to maintain or improve underwriting profitability.

Net retention of gross premium volume was 83% for 2013 and 88% for 2012. The decrease in net retention in 2013 was due to the inclusion of premiums written by the Alterra segment, which uses higher levels of reinsurance than we have used historically. Net retention of gross premium volume in the Alterra segment was 65% for the period from May 1, 2013 to December 31, 2013. Excluding premiums written by the Alterra segment, our consolidated net retention of gross premium volume in 2013 would have been 89%, which is comparable with 2012.

Earned premiums for 2013 increased 51% compared to 2012. The increase was primarily attributable to the inclusion of premiums earned by the Alterra segment and higher earned premiums in the Specialty Admitted and Excess and Surplus Lines segments. In 2013, the Specialty Admitted segment included $97.8 million of earned premiums from Hagerty. The Specialty Admitted segment also experienced continued growth in 2013 as a result of our acquisition of Thomco in early 2012. Foreign currency exchange rate movements did not have a significant impact on earned premiums in 2013 or 2012.

Net investment income for 2013 was $317.4 million compared to $282.1 million in 2012. Net investment income in 2013 included $74.3 million of net investment income attributable to the Alterra investment portfolio, which was net of $58.3 million of amortization as a result of establishing a new amortized cost for Alterra's fixed maturity securities as of the Acquisition Date. Net investment income for 2013 also included a favorable change in the fair value of our credit default swap of $10.5 million compared to a favorable change of $16.6 million in 2012. Excluding net investment income attributable to the credit default swap and invested assets and net investment income attributable to the Alterra investment portfolio, net investment income decreased in 2013 compared to 2012 due in part to a decrease in our holdings of fixed maturities and increase in holdings of cash and cash equivalents.

Net realized investment gains for 2013 were $63.2 million compared to $31.6 million in 2012. Net realized investment gains for 2013 included $4.7 million of write downs for other-than-temporary declines in the estimated fair value of investments compared to $12.1 million of write downs in 2012. Variability in the timing of realized and unrealized investment gains and losses is to be expected.

Other revenues and other expenses include the results of Markel Ventures, a diverse portfolio of industrial and service companies in which we have a controlling interest. In 2013, other revenues from our Markel Ventures operations were $686.4 million compared to $489.4 million in 2012. Other expenses from our Markel Ventures operations were $613.3 million in 2013 compared to $433.0 million in 2012. Net income to shareholders from our Markel Ventures operations was $23.8 million in 2013 compared to $13.5 million in 2012 and earnings before interest, income taxes, depreciation and amortization (EBITDA) was $83.8 million in 2013 compared to $60.4 million in 2012. Revenues and net income to shareholders from our Markel Ventures operations increased in 2013 compared to 2012 primarily due to acquisitions in 2012 and 2013 and more favorable results at AMF Bakery Systems (AMF). EBITDA from our Markel Ventures operations increased in 2013 compared to 2012 due in part to acquisitions in 2012 and 2013 and more favorable results at Parkland Ventures, Inc. and AMF. See below for a reconciliation of Markel Ventures EBITDA to net income to shareholders.

Invested assets were $17.6 billion at December 31, 2013 compared to $9.3 billion at December 31, 2012. Equity securities were $3.3 billion, or 18% of invested assets, at December 31, 2013 compared to $2.4 billion, or 26% of invested assets, at December 31, 2012. The decrease in equity securities as a percent of invested assets is attributable to the investment portfolio acquired from Alterra, which had a different allocation than our historical investment portfolio allocation. Net unrealized gains on investments, net of taxes, were $1.1 billion at December 31, 2013 compared to $946.9 million at December 31, 2012. At December 31, 2013, we held securities with gross unrealized losses of $211.9 million, or approximately 1% of invested assets.

At December 31, 2013, our holding company had $1.3 billion of invested assets compared to $1.4 billion of invested assets at December 31, 2012. The decrease in invested assets is primarily the result of cash paid for the Alterra acquisition of approximately $1.0 billion and the repayment of our 6.80% unsecured senior notes in February 2013 partially offset by dividends received from our subsidiaries of $791.0 million and our March 2013 issuance of 3.625% and 5.0% unsecured senior notes.

Net cash provided by operating activities was $745.5 million in 2013 compared to $392.5 million in 2012. The increase in net cash provided by operating activities was due to higher cash flows from underwriting and investing activities, primarily as a result of the acquisition of Alterra. The increase in cash flows from underwriting activities was also driven by higher premium volume, primarily in our Specialty Admitted and Excess and Surplus Lines segments.

Interest expense for 2013 was $114.0 million compared to $92.8 million in 2012. The increase in interest expense in 2013 is due in part to $13.2 million of interest expense associated with our 6.25% unsecured senior notes and 7.20% unsecured senior notes which were assumed in connection with the acquisition of Alterra. Interest expense in 2013 also increased due to the March 2013 issuance of our 3.625% unsecured senior notes and 5.0% unsecured senior notes, partially offset by the repayment of our 6.80% unsecured notes in February 2013. In 2013, increased interest expense associated with our first full year of interest from the July 2012 issuance of our 4.90% unsecured senior notes was offset by the redemption of our 7.50% unsecured senior debentures in August 2012.

Income tax expense for 2013 was 22% of our income before income taxes compared to 17% in 2012. In both periods, the effective tax rate differs from the statutory tax rate of 35% primarily as a result of tax-exempt investment income. The increase in the effective tax rate in 2013 was driven by higher earnings taxed at a 35% tax rate and a smaller tax benefit related to tax-exempt investment income, which resulted from having higher income before income taxes in 2013 compared to 2012.

In January 2014, we acquired Abbey Protection plc (Abbey), an integrated specialty insurance and consultancy group headquartered in London. Abbey's business is focused on the underwriting and sale of insurance products to small and medium enterprises and affinity groups in the United Kingdom providing protection against legal expenses and professional fees incurred as a result of legal actions or investigations by tax authorities, as well as providing a range of complementary legal, professional and reinsurance services. Total consideration for this acquisition was $190 million.

This release contains statements concerning or incorporating our expectations, assumptions, plans, objectives, future financial or operating performance and other statements that are not historical facts. These statements are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may use words such as “anticipate,” “believe,’ “estimate,’ “expect,” “intend,” “predict,” “project” and similar expressions as they relate to us or our management.

There are risks and uncertainties that may cause actual results to differ materially from predicted results in forward-looking statements. Factors that may cause actual results to differ are often presented with the forward-looking statements themselves. Additional factors that could cause actual results to differ from those predicted are set forth under “Risk Factors” and “Safe Harbor and Cautionary Statement” in our 2012 Annual Report on Form 10-K and most recent Quarterly Report on Form 10-Q or are included in the items listed below:

•
our anticipated premium volume is based on current knowledge and assumes no significant man-made or natural catastrophes, no significant changes in products or personnel and no adverse changes in market conditions;

•	the effect of cyclical trends, including demand and pricing in the insurance and reinsurance markets;

•	actions by competitors, including consolidation, and the effect of competition on market trends and pricing;

•
we offer insurance and reinsurance coverage against terrorist acts in connection with some of our programs, and in other instances we are legally required to offer terrorism insurance; in both circumstances, we actively manage our exposure, but if there is a covered terrorist attack, we could sustain material losses;

•
the frequency and severity of man-made and natural catastrophes (including earthquakes and weather-related catastrophes) may exceed expectations, are unpredictable and, in the case of weather-related catastrophes, may be exacerbated if, as many forecast, conditions in the oceans and atmosphere result in increased hurricane or other adverse weather-related activity;

•
emerging claim and coverage issues, changing legal and social trends, and inherent uncertainties (including but not limited to those uncertainties associated with our asbestos and environmental reserves) in the loss estimation process can adversely impact the adequacy of loss reserves and the allowance for reinsurance recoverables;

•
reinsurance reserves are subject to greater uncertainty than insurance reserves primarily because of reliance upon the original underwriting decisions made by ceding companies and the longer lapse of time from the occurrence of loss events to their reporting to the reinsurer for ultimate resolution;

•
changes in the assumptions and estimates used in establishing reserves for Alterra's life and annuity reinsurance book (which is in runoff), for example, mortality, longevity, morbidity and interest rates, could result in material increases in our estimated loss reserves for such business;

•	adverse developments in insurance coverage litigation or other legal or administrative proceedings could result in material increases in our estimates of loss reserves;

•	the failure of any loss limitation methods employed;

•	changes in the availability, costs and quality of reinsurance coverage which may impact our ability to write certain lines of business;

•	industry and economic conditions can affect the ability and/or willingness of reinsurers to pay balances due;

•	after the commutation of ceded reinsurance contracts, any subsequent adverse development in the re-assumed loss reserves will result in a charge to earnings;

•	regulatory actions can impede our ability to charge adequate rates and efficiently allocate capital;

•
economic conditions, actual or potential defaults in sovereign debt obligations, volatility in interest and foreign currency exchange rates and changes in market value of concentrated investments can have a significant impact on the fair value of fixed maturities and equity securities, as well as the carrying value of other assets and liabilities, and this impact may be heightened by market volatility;

•
economic conditions; changes in government support for education, healthcare and infrastructure projects; changes in capital spending levels; changes in the housing market; and foreign currency exchange rates, among other factors, may adversely affect the markets served by our Markel Ventures operations and negatively impact their revenues and profitability;

•	economic conditions may adversely affect access to capital and credit markets;

•
we have substantial investments in municipal bonds (approximately $3.1 billion at December 31, 2013) and, although no more than 10% of our municipal bond portfolio is tied to any one state, widespread defaults could adversely affect our results of operations and financial condition;

•
we cannot predict the extent and duration of the current period of slow economic growth; the continuing effects of government intervention into the markets to address the financial crisis of 2008 and 2009 (including, among other things, the effects of the Dodd-Frank Wall Street Reform and Consumer Protection Act and regulations adopted thereunder); the outcome of economic and currency concerns in the Eurozone; material changes to the monetary policies of the U.S. Federal Reserve; and their combined impact on our industry, business and investment portfolio;

•	we cannot predict the impact of the implementation of U.S. health care reform legislation and regulations under that legislation on our business;

•
our business is dependent upon the successful functioning and security of our computer systems; if our information technology systems fail or suffer a security breach, our business or reputation could be adversely impacted;

•
we have recently completed a number of acquisitions, the most significant of which was our 2013 acquisition of Alterra, and may engage in additional acquisition activity in the future, which may increase operational and control risks for a period of time;

•	the amount of the costs and charges related to our acquisition and integration of Alterra and related restructuring may exceed our expectations;

•	we may not realize the contemplated benefits, including cost savings and synergies, of our acquisitions, including those anticipated from the acquisition of Alterra and related restructuring;

•
any determination requiring the write-off of a significant portion of our goodwill and intangible assets, including $295.7 million and $207.5 million, respectively, recorded in connection with the acquisition of Alterra;

•	loss of services of any executive officers or other key personnel could impact our operations;

•	our expanding international operations expose us to increased investment, political and economic risks, including foreign currency and credit risk; and

•	adverse changes in our assigned financial strength or debt ratings could impact our ability to attract and retain business or obtain capital.

Our premium volume, underwriting and investment results and results from our non-insurance operations have been and will continue to be potentially materially affected by these factors. By making forward-looking statements, we do not intend to become obligated to publicly update or revise any such statements whether as a result of new information, future events or other changes. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as at their dates.

Our previously announced conference call, which will involve discussion of our financial results and business developments and may include forward-looking information, will be held Tuesday, February 11, 2014, beginning at 10:30 a.m. (Eastern Standard Time). Any person interested in listening to the call, or a replay of the call, which will be available from approximately two hours after the conclusion of the call until Friday, February 21, 2014, should contact Markel's Investor Relations Department at 804-747-0136. Investors, analysts and the general public also may listen to the call free over the Internet through Markel Corporation's web site, www.markelcorp.com. A replay of the call will also be available on this web site until Friday, February 21, 2014.

* * * * * * * *

Markel Corporation is a diverse financial holding company serving a variety of niche markets. The Company's principal business markets and underwrites specialty insurance products. In each of the Company's businesses, it seeks to provide quality products and excellent customer service so that it can be a market leader. The financial goals of the Company are to earn consistent underwriting and operating profits and superior investment returns to build shareholder value. Visit Markel Corporation on the web at www.markelcorp.com.

Markel Corporation and Subsidiaries
Consolidated Statements of Income and Comprehensive Income

	Quarters Ended December 31,		Years Ended December 31,
(dollars in thousands, except per share data)	2013	2012	2013	2012
OPERATING REVENUES
Earned premiums	$962,487	$573,939	$3,231,616	$2,147,128
Net investment income	88,585	74,273	317,373	282,107
Net realized investment gains:
Other-than-temporary impairment losses	(117)	(7,927)	(4,706)	(12,078)
Net realized investment gains, excluding other-than-temporary impairment losses	22,568	14,164	67,858	43,671
Net realized investment gains	22,451	6,237	63,152	31,593
Other revenues	206,262	153,506	710,942	539,284
Total Operating Revenues	1,279,785	807,955	4,323,083	3,000,112
OPERATING EXPENSES
Losses and loss adjustment expenses	552,599	340,994	1,816,273	1,154,068
Underwriting, acquisition and insurance expenses	368,418	234,150	1,312,312	929,472
Amortization of intangible assets	17,468	8,434	55,223	33,512
Other expenses	203,886	134,786	663,528	478,248
Total Operating Expenses	1,142,371	718,364	3,847,336	2,595,300
Operating Income	137,414	89,591	475,747	404,812
Interest expense	31,250	23,694	114,004	92,762
Income Before Income Taxes	106,164	65,897	361,743	312,050
Income tax expense	7,225	7,804	77,898	53,802
Net Income	98,939	58,093	283,845	258,248
Net income attributable to noncontrolling interests	175	1,301	2,824	4,863
Net Income to Shareholders	$98,764	$56,792	$281,021	$253,385

OTHER COMPREHENSIVE INCOME
Change in net unrealized gains on investments, net of taxes:
Net holding gains arising during the period	$118,072	$20,369	$225,545	$266,425
Change in unrealized other-than-temporary impairment losses on fixed maturities arising during the period	(101)	(24)	(141)	(160)
Reclassification adjustments for net gains included in net income	(12,964)	(3,897)	(40,830)	(24,051)
Change in net unrealized gains on investments, net of taxes	105,007	16,448	184,574	242,214
Change in foreign currency translation adjustments, net of taxes	(212)	(1,393)	(10,143)	1,534
Change in net actuarial pension loss, net of taxes	2,919	5,177	4,065	6,664
Total Other Comprehensive Income	107,714	20,232	178,496	250,412
Comprehensive Income	206,653	78,325	462,341	508,660
Comprehensive income attributable to noncontrolling interests	203	1,338	2,852	4,858
Comprehensive Income to Shareholders	$206,450	$76,987	$459,489	$503,802

NET INCOME PER SHARE
Basic	$6.98	$6.25	$22.57	$25.96
Diluted	$6.95	$6.23	$22.48	$25.89

Selected Data			December 31,
(dollars and shares in thousands, except per share data)			2013	2012
Total investments, cash and cash equivalents and restricted cash and cash equivalents			$17,612,074	$9,332,745
Reinsurance recoverable on paid and unpaid losses			1,956,416	829,919
Goodwill			967,717	674,930
Intangible assets			565,083	374,295
Unpaid losses and loss adjustment expenses			10,262,056	5,371,426
Unearned premiums			2,127,115	1,000,261
Senior long-term debt and other debt			2,256,227	1,492,550
Total shareholders' equity			6,673,577	3,888,657
Book value per common share outstanding			$477.16	$403.85
Common shares outstanding			13,986	9,629

Markel Corporation and Subsidiaries
Supplemental Financial Information
For the Quarters and Years Ended December 31, 2013 and 2012

Underwriting Segment Gross Written Premiums
	Quarters Ended December 31,		Years Ended December 31,
(dollars in thousands)	2013	2012	2013	2012
Excess and Surplus Lines	$277,643	$250,424	$1,070,520	$956,273
Specialty Admitted	212,327	173,673	899,996	669,692
London Insurance Market	189,327	183,209	914,480	887,720
Alterra	320,346	—	1,035,190	—
Other Insurance (Discontinued Lines)	5	2	40	(4)
Consolidated	$999,648	$607,308	$3,920,226	$2,513,681

Underwriting Segment Net Written Premiums
	Quarters Ended December 31,		Years Ended December 31,
(dollars in thousands)	2013	2012	2013	2012
Excess and Surplus Lines	$238,129	$213,859	$911,870	$811,601
Specialty Admitted	200,031	160,425	855,381	628,147
London Insurance Market	157,978	152,436	792,158	774,383
Alterra	207,339	—	677,233	—
Other Insurance (Discontinued Lines)	6	2	41	(5)
Consolidated	$803,483	$526,722	$3,236,683	$2,214,126

Underwriting Segment Net Earned Premiums
	Quarters Ended December 31,		Years Ended December 31,
(dollars in thousands)	2013	2012	2013	2012
Excess and Surplus Lines	$227,341	$208,635	$856,629	$793,159
Specialty Admitted	211,956	157,579	744,993	588,758
London Insurance Market	204,536	207,723	781,637	765,216
Alterra	318,649	—	848,317	—
Other Insurance (Discontinued Lines)	5	2	40	(5)
Consolidated	$962,487	$573,939	$3,231,616	$2,147,128

Underwriting Segment Combined Ratios
	Quarters Ended December 31,		Years Ended December 31,
(dollars in thousands)	2013	2012	2013	2012
Excess and Surplus Lines	78%	102%	80%	94%
Specialty Admitted	88%	107%	97%	108%
London Insurance Market	87%	92%	88%	89%
Alterra	119%	—%	118%	—%
Consolidated	96%	100%	97%	97%

Reconciliation of Segment Profit (Loss) to Consolidated Operating Income
	Quarters Ended December 31,		Years Ended December 31,
(dollars in thousands)	2013	2012	2013	2012
Excess and Surplus Lines (1)	$51,132	$(4,765)	$171,508	$50,141
Specialty Admitted (1)	24,604	(9,011)	17,959	(43,293)
London Insurance Market (1)	24,810	15,362	95,430	82,663
Alterra (1)	(58,556)	—	(150,224)	—
Other Insurance (Discontinued Lines) (1)	(13,514)	(1,063)	(57,426)	(21,283)
Investing	111,036	80,510	380,525	313,700
Other Revenues (Markel Ventures)	200,226	144,392	686,448	489,352
Other Expenses (Markel Ventures)	(184,856)	(127,400)	(613,250)	(432,956)
Amortization of Intangible Assets	(17,468)	(8,434)	(55,223)	(33,512)
Consolidated	$137,414	$89,591	$475,747	$404,812

(1)	Segment profit (loss) for our underwriting segments includes underwriting profit (loss) as well as other revenues and other expenses from our insurance operations.

Markel Corporation and Subsidiaries
Supplemental Financial Information (continued)
For the Quarters and Years Ended December 31, 2013 and 2012

Other Revenues
	Quarters Ended December 31,		Years Ended December 31,
(dollars in thousands)	2013	2012	2013	2012
Other Revenues (Insurance)
Managing general agent operations	$1,638	$8,671	$17,399	$48,056
Life and annuity	651	—	1,130	—
Other	3,747	443	5,965	1,876
Insurance Other Revenues	6,036	9,114	24,494	49,932
Other Revenues (Markel Ventures)
Manufacturing	113,871	111,321	495,138	366,886
Non-Manufacturing	86,355	33,071	191,310	122,466
Markel Ventures Other Revenues	200,226	144,392	686,448	489,352
Consolidated Other Revenues	$206,262	$153,506	$710,942	$539,284

Other Expenses
	Quarters Ended December 31,		Years Ended December 31,
(dollars in thousands)	2013	2012	2013	2012
Other Expenses (Insurance)
Managing general agent operations	$3,533	$6,892	$20,382	$43,069
Life and annuity	15,087	—	28,126	—
Other	410	494	1,770	2,223
Insurance Other Expenses	19,030	7,386	50,278	45,292
Other Expenses (Markel Ventures)
Manufacturing	101,781	102,256	437,712	328,484
Non-Manufacturing	83,075	25,144	175,538	104,472
Markel Ventures Other Expenses	184,856	127,400	613,250	432,956
Consolidated Other Expenses	$203,886	$134,786	$663,528	$478,248

Reconciliation of Non-GAAP Financial Measure

The following table reconciles earnings before interest, income taxes, depreciation and amortization (EBITDA) of Markel Ventures to consolidated net income to shareholders.

	Quarters Ended December 31,		Years Ended December 31,
(dollars in thousands)	2013	2012	2013	2012
Markel Ventures EBITDA	$19,546	$18,980	$83,787	$60,361
Interest expense	(2,274)	(2,233)	(9,283)	(9,782)
Income tax expense	(1,957)	(3,036)	(13,988)	(7,868)
Depreciation expense	(5,185)	(4,738)	(19,313)	(14,205)
Amortization of intangible assets	(4,481)	(4,076)	(17,383)	(15,031)
Markel Ventures net income to shareholders	5,649	4,897	23,820	13,475
Net income from other Markel operations	93,115	51,895	257,201	239,910
Net income to shareholders	$98,764	$56,792	$281,021	$253,385

Interest expense for the quarters ended December 31, 2013 and 2012 includes intercompany interest expense of $1.6 million. Interest expense for the years ended December 31, 2013 and 2012 includes intercompany interest expense of $6.4 million.

Markel Ventures EBITDA is a non-GAAP financial measure and is reconciled to consolidated net income to shareholders in the above table. Markel Ventures EBITDA reflects income attributable to our ownership interest in Markel Ventures before interest, income taxes, depreciation and amortization. We use Markel Ventures EBITDA as an operating performance measure in conjunction with U.S. GAAP measures, including revenues and net income, to monitor and evaluate the performance of our Markel Ventures operations.

Markel Corporation and Subsidiaries
Supplemental Financial Information (continued)
For the Quarters and Years Ended December 31, 2013 and 2012

Net Income per Share
Net income per share was determined by dividing adjusted net income to shareholders by the applicable weighted average shares outstanding. Unvested share-based compensation awards that contain non-forfeitable rights to dividends or dividend equivalents (whether paid or unpaid) are considered participating awards and are included in the computation of net income per share. Non-participating unvested share-based compensation awards are excluded from the computation of net income per share. Diluted net income per share is computed by dividing adjusted net income to shareholders by the weighted average number of common shares and dilutive potential common shares outstanding during the year.

	Quarters Ended December 31,		Years Ended December 31,
(in thousands, except per share amounts)	2013	2012	2013	2012
Net income to shareholders	$98,764	$56,792	$281,021	$253,385
Adjustment of redeemable noncontrolling interests	(1,138)	3,383	1,963	(3,101)
Adjusted net income to shareholders	$97,626	$60,175	$282,984	$250,284

Basic common shares outstanding	13,987	9,635	12,538	9,640
Dilutive potential common shares from conversion of options	14	3	12	6
Dilutive potential common shares from conversion of non-participating restricted stock	48	27	36	20
Diluted shares outstanding	14,049	9,665	12,586	9,666
Basic net income per share	$6.98	$6.25	$22.57	$25.96
Diluted net income per share	$6.95	$6.23	$22.48	$25.89